Exhibit 99.1

EQRx Reports First Quarter 2022 Financial Results and Recent Corporate Progress

•	New data on lead oncology programs aumolertinib and sugemalimab to be presented at the 2022 ASCO Annual Meeting, including pre-specified interim overall survival (OS) data from the Phase 3 GEMSTONE-302 study of sugemalimab plus chemotherapy in first-line Stage IV NSCLC

•	Continue to expect first regulatory submissions for aumolertinib and sugemalimab ex-U.S. in 2H 2022; constructive conversations with the FDA are ongoing to gain greater clarity on the regulatory path forward in the U.S.

•	Continue to advance the Global Buyers Club; first conversion of a memorandum of understanding (MOU) to a pre-commercialization agreement

•	EQRx to host conference call and webcast today at 8:00 a.m. ET

CAMBRIDGE, Mass. – May 13, 2022 – EQRx, Inc. (Nasdaq: EQRX), a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices, today reported financial results for the first quarter ended March 31, 2022 and provided an overview of recent corporate progress.

“We continue to focus on efficient execution as we advance our catalog of medicines in development and assemble our Global Buyers Club,” said Melanie Nallicheri, president and chief executive officer of EQRx. “For our lead oncology programs, aumolertinib and sugemalimab, we look forward to multiple new data presentations at next month’s ASCO meeting, continue to engage in constructive conversations with the FDA to gain greater clarity on the regulatory path forward in the U.S., and remain on track for our first regulatory applications outside the U.S. later this year. Importantly, we ended the first quarter in a very strong financial position of $1.6 billion and expect cash runway into 2025.”

Recent Business Highlights

Catalog of Medicines in Development

Aumolertinib (third-generation EGFR inhibitor)

EGFR-mutated Non-small Cell Lung Cancer (NSCLC)

•	New data on aumolertinib’s activity in central nervous system (CNS) metastases from the pivotal Phase 3 AENEAS study in advanced EGFR-mutated NSCLC will be presented at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	The first regulatory submissions for aumolertinib for the first-line treatment of patients with EGFR-mutated NSCLC are expected outside of the U.S. during the second half of 2022; EQRx continues to engage in constructive conversations with the U.S. Food and Drug Administration (FDA) to gain greater clarity on the regulatory path forward in the U.S.

•	A clinical trial with aumolertinib in adjuvant EGFR-mutated NSCLC is ongoing in China with plans to expand the study into a multiregional clinical trial.

•	Remain on track to initiate a U.S.-led, randomized, three-arm, open-label, controlled clinical trial in the middle of 2022 to evaluate aumolertinib vs. aumolertinib plus chemotherapy vs. osimertinib for the first-line treatment of EGFR-mutated NSCLC. This study is intended to assess the applicability of the Phase 3 AENEAS trial results to current U.S. medical practice in a diverse patient population.

Sugemalimab (anti-PD-L1 antibody)

Stage IV Non-small Cell Lung Cancer

•	The first presentation of data from a pre-specified interim overall survival (OS) analysis of the pivotal Phase 3 GEMSTONE-302 study of sugemalimab in combination with chemotherapy in first-line Stage IV NSCLC will be shared at the 2022 ASCO Annual Meeting.

o	As previously announced in January 2022, sugemalimab plus chemotherapy demonstrated a statistically and clinically significant OS benefit in patients with Stage IV NSCLC, regardless of tumor pathologic subtype or PD-L1 expression levels.

•	The first regulatory submissions for sugemalimab for Stage IV NSCLC are expected outside of the U.S. during the second half of 2022; EQRx continues to engage in constructive conversations with the FDA to gain greater clarity on the regulatory path forward in the U.S.

•	Intend to initiate a U.S.-led, randomized, comparative clinical trial in Stage IV NSCLC to evaluate sugemalimab vs. other approved checkpoint inhibitor(s) to support a future filing in consultation with the FDA. The goal of this study is to assess the applicability of GEMSTONE-302 study results to current U.S. medical practice in a diverse patient population.

Stage III Non-small Cell Lung Cancer

•	OS results from GEMSTONE-301, a Phase 3 trial in Stage III NSCLC, are expected in 2023. This study includes patients treated with sequential or concurrent chemoradiotherapy, reflective of current U.S. medical practice.

•	Anticipating updated, final Stage III NSCLC progression-free survival (PFS) results, the primary endpoint from the GEMSTONE-301 trial, to be presented at an upcoming medical meeting.

Extranodal NK/T-cell Lymphoma (ENKTL)

•	An oral presentation featuring the primary analysis from the Phase 2 GEMSTONE-201 study of sugemalimab in relapsed or refractory ENKTL will be given at the 2022 ASCO Annual Meeting.

o	The Phase 2 GEMSTONE-201 trial met its primary endpoint of objective response rate (ORR) in patients with relapsed or refractory ENKTL.

•	A regulatory submission for relapsed or refractory ENKTL is expected in the U.S. in 2023; sugemalimab was granted Breakthrough Therapy designation by the FDA for ENKTL in 2020.

Other Pipeline Programs

•	Other clinical-stage programs remain ongoing, including anti-PD-1 antibody nofazinlimab (EQ176, also known as CS1003) for advanced hepatocellular carcinoma (HCC); CDK4/6 inhibitor lerociclib (EQ132) for metastatic breast cancer; and JAK-1 inhibitor EQ121 for immune-inflammatory diseases.

•	Entered into a research and development collaboration with Insilico Medicine to jointly advance artificial intelligence-driven drug discovery, development and commercialization for multiple disease targets.

Global Buyers Club

•	First conversion of a memorandum of understanding (MOU) to a pre-commercialization agreement for lead oncology programs with plans to convert additional MOUs.

•	Goal remains to have MOUs signed with payers and health systems that cover approximately 350 million lives by the end of 2022.

First Quarter 2022 Financial Highlights

•	Cash Position: Cash and cash equivalents totaled $1.6 billion at March 31, 2022. Based on EQRx’s current operating plan, management believes EQRx has sufficient capital resources to fund anticipated operations into 2025.

•	Operating Expenses: Total operating expenses for the three months ended March 31, 2022 were $85.7 million, as compared to $27.0 million for the three months ended March 31, 2021. EQRx expects full year 2022 operating expenses to be $400 million or less.

o	R&D Expenses: Research and development expenses for the three months ended March 31, 2022 were $53.4 million, as compared to $16.7 million for the three months ended March 31, 2021. This increase was primarily driven by a $18.3 million increase in discovery, preclinical and clinical development costs; a $9.9 million increase in employee-related expenses; as well as increases in consulting and professional fees, license and milestone fees, and other research and development activities.

o	G&A Expenses: General and administrative expenses for the three months ended March 31, 2022 were $32.3 million, as compared to $10.3 million for the three months ended March 31, 2021. The increase was primarily driven by a $14.7 million increase in employee-related expenses and a $5.2 million increase in consulting and professional fees.

•	Net Income/Loss: Net income totaled $20.7 million for the three months ended March 31, 2022, primarily due to non-cash income of $105.7 million resulting from the recognition of the contingent earn-out liability and warrant liabilities at fair value at March 31, 2022, as compared to a net loss of $26.8 million for the three months ended March 31, 2021.

Conference Call and Webcast Information

EQRx will host a conference call and webcast today, May 13, 2022, at 8:00 a.m. Eastern Time. To participate by telephone, please dial 855-718-8094 (Domestic) or 484-747-6788 (International). The conference ID number is 6893121. A live and archived audio webcast can be accessed through the Investors section of the Company's website at investors.eqrx.com. The webcast will be made available for replay on the Company's website beginning approximately two hours after the event.

About EQRx

EQRx is a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices. Launched in January 2020, EQRx is purpose-built, at scale, with a growing catalog of medicines in development in high-cost drug categories and emerging partnerships with leading payers and providers. Leveraging cutting-edge science and technology and strategic partnerships with stakeholders from across the healthcare system, EQRx aims to provide innovative, patent-protected medicines more efficiently and cost-effectively than ever before. To learn more, visit www.eqrx.com and follow us on social media: Twitter: @EQRxInc, LinkedIn, Instagram: @eqrxinc.

EQRx™ and Remaking Medicine™ are trademarks of EQRx.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may be identified by the use of words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “design,” “strategy,” “future,” “opportunity,” “continue, “aim,” “goal,” “plan,” “may,” “look forward,” “should,” “will,” “would,” “will be,” “will likely result,” and similar expressions. These forward-looking statements include, but are not limited to, express or implied statements regarding presentation of data for EQRx’s product candidates; timing of regulatory submissions and the ability to gain clarity on a regulatory path forward in the U.S. or any other market; advancement of the Global Buyers Club, including timing of MOUs, ability to convert MOUs into pre-commercialization agreements, and the number of lives covered; development of its catalog of medicines; EQRx’s plans for clinical trials; EQRx’s cash runway and estimated operating expenses; and EQRx’s ability to develop and deliver innovative medicines at radically lower prices and to create a new pharma platform that both improves patients’ health and delivers meaningful savings to payers, health systems, and patients around the world, among others. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the inherent risks in pharmaceutical development, including with respect to the conduct of clinical trials and risk of delays; risks that the results of prior clinical trials may not be predictive of future results; risks regarding the timing and outcome of EQRx’s interactions with regulatory authorities and its ability to gain clarity on a regulatory path forward; risks that the regulatory pathway in one or more markets may not be compatible with EQRx’s business model; risks associated with successfully demonstrating the safety and efficacy of its drug candidates and obtaining regulatory approvals; risks associated with EQRx’s ability to otherwise implement its business plans, including risks associated with its growth strategy and advancing and maintaining its Global Buyers Club; variations in operating performance across competitors; changes in the competitive and highly regulated industries in which EQRx operates, including laws and regulations affecting EQRx’s business; and other risks associated with its plans to create a new kind of pharmaceutical company, among others. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in EQRx’s most recent Annual Report on Form 10-K as well as any other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EQRx assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors and others should note that we communicate with our investors and the public using our website www.eqrx.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference call transcripts and webcast transcripts. The information that we post on our website could be deemed to be material information. As a result, we encourage investors, the media and other interested parties to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing with the SEC.

EQRx, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2022	2021
Operating expenses:
Research and development	$53,428	$16,677
General and administrative	32,263	10,282
Total operating expenses	85,691	26,959
Loss from operations	(85,691)	(26,959)
Other income (expense):
Change in fair value of contingent earn-out liability	101,774	—
Change in fair value of warrant liabilities	3,947	—
Interest income, net	182	144
Other income (expense), net	514	(2)
Total other income, net	106,417	142
Net income (loss)	$20,726	$(26,817)
Net income (loss) per share - basic	$0.04	$(0.09)
Net income (loss) per share - diluted	$0.04	$(0.09)
Weighted average common shares outstanding - basic	470,627,083	311,496,909
Weighted average common shares outstanding - diluted	491,792,152	311,496,909

EQRx, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$1,623,268	$1,678,542
Working capital(1)	1,598,623	1,666,556
Total assets	1,674,120	1,729,442
Total stockholders’ equity	1,548,577	1,514,839
Restricted cash	633	633

(1)	Working capital is defined as current assets less current liabilities.

EQRx Contacts:

Media:

Dan Budwick

1AB

dan@1abmedia.com

Investors:

investors@eqrx.com